EXHIBIT 99.1

Vycor Medical, Inc. Restatement of Financial Statements

BOCA RATON, FL -- (August 15, 2011) – VYCOR MEDICAL, INC. (Marketwire--OTCBB:VYCO)

Vycor Medical, Inc. (“Vycor” or the “Company”) has determined that its historical financial statements for the fiscal quarter ended March 31, 2011, the year ended December 31, 2010, the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and the year ended December 31, 2009 included in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) require restatement to reflect the proper accounting for certain common stock purchase warrants issued in connection with consulting and other service agreements, and to reflect the proper accounting treatment for the conversion feature associated with certain debt convertible into common stock.

The Company is in the process of preparing amendments to the Forms 10-Q and Forms 10-K for the periods noted above and plans to file amendments to such Forms 10-Q and 10-K with the SEC as soon as possible, incorporating the aforementioned restatements.  Further information concerning the restatement is detailed in the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2011 relative to this matter. A summary of the matters requiring restatement, which impacts fiscal quarters ended December 31, 2009 to March 2011, is as follows:

1.    Warrants issued in connection with consulting or other service agreements have been expensed over the period of the life of the warrant and not the life of the agreement, as required by ASC 505. They have also been recognized on a monthly basis rather than being recorded as a prepaid expense asset at the outset.

2.    The Company has, since December 2009, been recognizing and expensing a beneficial conversion discount on convertible debt based on a fair value method; under the intrinsic value method as required under ASC 470, no such discount should have been recognized and expensed.

These matters came to light as a result of a full review of the Company’s accounting policies and procedures during the preparation of the Company’s financial statements for the periods ended June 30, 2011 and following discussions with the Company’s independent registered public accounting firm.  The Company’s Board of Directors determined to take this action at a meeting on August 12, 2011.

The Company expects that the net impact on the Company's previously reported Net Loss for the 18 month period of October 1, 2009 through March 31, 2011 will be to increase losses by approximately $152,000.

The restatements described above are non-cash items and do not impact Company’s operating activities or cash from operations in any way.

About Vycor Medical, Inc.

Headquartered in Boca Raton, FL, Vycor Medical, Inc. (VYCO.BB) is a medical device company committed to making neurological brain, spinal and other surgical procedures safer and more effective.  The company’s flagship, Patent Pending ViewSite™ Surgical Access Systems represent an exciting new minimally invasive access and retraction system that holds the potential for speedier, safer and more economical brain, spinal and other surgeries and a quicker patient discharge.  Vycor’s innovative medical instruments are designed to optimize neurosurgical site access, reduce patient risk, accelerate recovery, and add tangible value to the professional medical community. Vycor is ISO 13485:2003 compliant, has FDA 510(K) clearance for brain and spine surgeries, and CE marking and HPB licensing in Canada.

Vycor Medical’s subsidiary NovaVision, Inc. researches, develops and provides science-driven light-based neurostimulation therapy and other medical technologies that help restore sight to patients with neurological vision impairments. The company’s proprietary, award-winning Visual Restoration Therapy (VRT) platform is clinically supported to improve lost vision resulting from stroke, brain cancer, traumatic brain injury (“TBI”), or other acquired brain injury and has been cleared for marketing in the US by the FDA, as well as having CE Marking for Europe. VRT can be prescribed by any ophthalmologist, optometrist, neurologist or physician. NovaVision also provides a device that aids in the diagnosis of visual field deficits: the Head Mounted Perimeter (HMPTM) - a portable and ADA-compliant instrument to aid in the detection and measurement of visual field deficits even in bed-ridden patients.

For the latest information on the company, including media and other coverage, and to learn more, please go online at www.VycorMedical.com or www.NovaVision.com.

Safe Harbor Statement

Information in this document constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast", "anticipate", "estimate", "project", "intend", "expect", "should", "believe", and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause Vycor Medical's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in Vycor Medical’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Vycor Medical herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Vycor Medical disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.